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                                                                   EXHIBIT 10(b)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 24 to Registration Statement No. 33-43773 of Merrill Lynch Life Variable Annuity Separate Account A on Form N-4 of our reports on (i) Merrill Lynch Life Insurance Company dated February 24, 2003, except for Note 8, as to which the date is March 3, 2003, and
(ii) Merrill Lynch Life Variable Annuity Separate Account A dated March 7, 2003, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
New York, New York
April 21, 2003